Exhibit 3.2

FIRST AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS

OF

GULFPORT ENERGY CORPORATION

(Adopted by the Board of Directors effective as of July 18, 2013)

This First Amendment to the Amended and Restated Bylaws (the “Bylaws”) of Gulfport Energy Corporation, a Delaware corporation (the “Company”), hereby amends the Bylaws in the following respects:

1. Section 4.3 of Article IV of the Bylaws is hereby amended by inserting the phrase “or Chief Executive Officer” immediately after “the Chairman of the Board” in the first line of clause (a) of such section and by inserting the phrase “, Chief Executive Officer” immediately after “the Chairman of the Board” and immediately before “or Secretary” in clause (b) of such section.

2. Section 4.6 of Article IV of the Bylaws is hereby amended to insert the following as the first sentence of such section:

“The Board shall elect a Chairman of the Board from among the directors.”

3. Section 6.1 of Article VI of the Bylaws is hereby amended to remove the phrase “a Chairman of the Board,” in the first line of such section.

4. The text of Section 6.1(a) of Article VI entitled “Chairman of the Board” is hereby deleted in its entirety and is replaced with “[reserved].”

5. Each of Sections 6.1(e)(i) and 6.2 of Article VI, Section 7.3 of Article VII and Sections 9.8, 9.12, 9.13 and 9.14 of Article IX of the Bylaws is hereby amended to delete each reference to “Chairman of the Board” in such section and, in each case, the coma that immediately follows such reference.

6. Except as specifically amended above, the Bylaws shall remain in full force and effect.